Exhibit 5.1

68769/30006

Rudy V. Bilawski

April 14, 2004

Pac-West Telecomm, Inc.
1776 West March Lane, Suite 250
Stockton, California 95207

Re: Registration Statement on Form S-3 for Pac-West Telecomm, Inc.

Ladies/Gentlemen:

This firm serves as counsel to Pac-West Telecomm, Inc., a California corporation (the “Company”), from time to time in connection with certain general corporate matters. This letter is being issued in connection with the registration by the Company of up to 26,667,401 shares of the Company’s Common Stock, par value $.001 per share (the “Shares”), pursuant to a Registration Statement on Form S-3 filed on or about the date hereof, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). Of the 26,667,401 Shares covered by the Registration Statement, 26,666,667 Shares are to be issued by the Company from time to time upon exercise of warrants issued to Deutsche Bank AG — London acting through DB Advisors, LLC (“Deutsche Bank”) pursuant to the Note and Warrant Purchase Agreement, dated as of October 17, 2003 (the “Note and Warrant Purchase Agreement”), and the Warrant, dated as of December 19, 2003 (the “Warrant”). The remaining 734 Shares are held by certain other securityholders having registration rights pursuant to the Registration Agreement, dated as of September 16, 1998 by and among the Company, John K. La Rue, Bay Alarm Company, certain investors and certain executives (the “Old Registration Agreement”). The Registration Statement is being filed by the Company in connection with its obligation to register the Shares underlying the Warrant under the Registration Rights Agreement, dated as of December 19, 2003 entered into in connection with the Agreements (the “Registration Rights Agreement”).

In connection with the foregoing, we have examined originals, or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this letter, including (i) the Amended and Restated Articles of Incorporation and Certificates of Amendment thereto and By-Laws of the Company, (ii) minutes and records of the

Pac-West Telecomm, Inc.
April 14, 2004

corporate proceedings of the Company with respect to the Shares, (iii) the Registration Statement and exhibits thereto, (iv) the Note and Warrant Purchase Agreement, the Warrant and the Registration Rights Agreement; (v) the Old Registration Agreement; and (vi) such other documents and instruments as we have deemed necessary for the expression of the opinions contained herein.

For purposes of this letter, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this letter is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. In preparing this letter we have relied without independent verification upon: (i) information contained in certificates obtained from governmental authorities; (ii) factual information provided to us by representatives of the Company, including, but not limited to, all factual information set forth or incorporated by reference in the Registration Statement and exhibits thereto; and (iii) factual information obtained from such other sources as we have deemed reasonable. We have assumed that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading. We have assumed that the warrants pursuant to which any Shares are to be issued are, and at the time of issuance of any related Shares will be, validly issued and outstanding and we have assumed that the Company has complied with or will timely comply with all applicable Blue Sky laws prior to issuance of the Shares.

We are attorneys admitted to practice law in the State of California. Our advice on every legal issue addressed in this letter is based exclusively on the Corporate Law of the State of California and the federal law of the United States, and represents our opinion as to how that issue would be resolved where it to be considered by the highest court in the jurisdiction which enacted such law.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the issuance of the Shares has been duly authorized by all necessary corporate action on the part of the Company and that (i) upon effectiveness under the Act of the Registration Statement, and (ii) when (a) the shares are issued in accordance with the terms of the warrants; (b) the full consideration has been paid for the shares as required by the terms of the warrants; and (c) appropriate certificates representing the Shares are duly countersigned by the Company’s transfer agent/registrar and delivered in

Pac-West Telecomm, Inc.
April 14, 2004

accordance with the terms and conditions of the Agreements, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this letter with the Commission as Exhibit 5.1 to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Registration Statement and the prospectus included therein.

This letter is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which we did not have knowledge at that time, by reason of any change subsequent to that time in any law other governmental requirement or interpretation thereof covered by any of our opinions or advice, or for any other reason.

This is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

NEUMILLER & BEARDSLEE
A Professional Corporation

By: /s/ Rudy V. Bilawski

RUDY V. BILAWSKI
Attorney at Law

RVB/km